Exhibit 5.1
FINANCIAL CORP.
ALANA L. GRIFFIN
Deputy General Counsel
Assistant Secretary
(706) 644-2485
alanagriffin@synovus.com
September 22, 2009
Board of Directors
Synovus Financial Corp.
1111 Bay Avenue
Suite 500
Columbus, Georgia 31901
Re:	Synovus Financial Corp. — Registration Statement on Form S-3 (File No. 333-156797)
Ladies and Gentlemen:
     I am the Deputy General Counsel and Assistant Secretary to Synovus Financial Corp., a Georgia corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-3, (File No. 333-156797) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     This opinion is furnished to you pursuant to item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K in connection with the issuance and sale by the Company of 150,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $1.00 per share (“Common Stock”), and, at the option of the Underwriters (as defined below), up to an additional 22,500,00 shares of Common Stock (the “Option Shares”; the Firm Shares and the Option Shares are referred to herein as the “Shares”) pursuant to the Company’s prospectus, dated January 20, 2009 (the “Prospectus”) included in the Registration Statement and the related preliminary prospectus supplement dated September 14, 2009 and the related final prospectus supplement dated September 16, 2009 (collectively, the “Prospectus Supplement”). The Firm Shares are being, and the Option Shares may be, issued and sold to the several underwriters (the “Underwriters”) named in the Underwriting Agreement dated as of September 16, 2009 (the “Underwriting Agreement”) by and among the Company and the Underwriters.

     In rendering the opinions expressed herein, and except as hereinafter limited, I have examined the Registration Statement, the Prospectus, the Company’s Articles of Incorporation and Bylaws (in each case as amended or restated), and the records of proceedings of the Board of Directors (including committees thereof) and shareholders of the Company deemed by me to be relevant to this opinion letter. I have also made such legal and factual examinations and inquiries as I have deemed necessary for purposes of expressing the opinions set forth herein.
     As to certain factual matters relevant to this opinion letter, I have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as I have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, I have made no independent investigations with regard thereto, and, accordingly, I do not express any opinion or belief as to matters that might have been disclosed by independent verification.
     In my examination of the relevant documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to me as copies (including facsimile and electronic copies). This opinion letter is given, and all statements herein are made, in context of the foregoing.
     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor as provided in the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable, with no pre-emptive rights attaching thereto.
     This opinion is limited to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond that expressly stated.
     This opinion is delivered for use solely in connection with the issuance of the Shares in the transactions contemplated by the Registration Statement, the Prospectus Supplement and the Underwriting Agreement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my prior express written consent. This opinion is delivered as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect this opinion and the other statements expressed herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein and is not to be used, circulated, quoted or otherwise referred to or replied upon by any other person or for any other purpose without my prior express written consent.
     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Validity of securities” in the Prospectus Supplement. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Alana L. Griffin
Alana L. Griffin